Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage, VP, Corporate Communications, telephone 216/896-2750 cfarage@parker.com

Financial Analysts – Pamela Huggins, VP & Treasurer, telephone 216/896-2240 phuggins@parker.com

Stock Symbol:	PH - NYSE

PARKER HANNIFIN REPORTS RECORD FIRST QUARTER IN SALES, EARNINGS AND CASH FLOW FROM OPERATIONS

Cleveland, Ohio: October 18, 2005 – Parker Hannifin Corporation (NYSE: PH) today reported new first quarter records in sales, earnings and cash flow from operations. For the first quarter of fiscal-year 2006, sales were $2.11 billion, up 13 percent, as compared to sales of $1.88 billion from the same period last year. Cash flow from operations reached a first quarter record $217.0 million, or 10.3 percent of sales, surpassing $157.1 million in the same period last year, or 8.4 percent of sales.

Fully diluted earnings per share in the first quarter of fiscal 2006 were $1.43, which includes an expense of 10 cents per diluted share related to the adoption of FAS 123R, which requires the expensing of equity-based compensation. First quarter earnings also include income from discontinued operations of 24 cents per diluted share, or $28.9 million, primarily attributable to the gain on the divestiture of the Astron custom-engineered buildings business in addition to the profits of such business. Income from continuing operations in the first quarter of fiscal 2006 was $1.19 per diluted share, up 13 percent over same period in the prior year. Income from continuing operations was $1.29 per diluted share, an increase of 23 percent, without the impact from the adoption of FAS 123R in the current quarter, which was not in effect during the same period in the prior year.

The company continues to expect a total FAS 123R expense for equity-based compensation in fiscal 2006 of approximately 15 to 20 cents per diluted share, which includes the 10 cents per diluted share expense already incurred in the current quarter.

One year ago, fully diluted earnings per share in the first quarter of fiscal 2005 were $1.11, which includes income from discontinued operations of 6 cents per diluted share, or $6.7 million, consisting of profit from the Astron business, and the Specialty Chemicals business that was divested in December 2004. Income from continuing operations in the first quarter of fiscal 2005 was $1.05 per diluted share.

“We are very pleased with the record performance in the first quarter. Our record cash flow from operations as a percentage of sales this quarter should keep us within the top tier of our peer group, which is one of the key goals we have set for ourselves. This is a great start to what we expect will be another record year at Parker,” said Chairman and CEO Don Washkewicz. “We feel very good about how the company is executing and taking advantage of the growth opportunities in our global markets. Our Win Strategy continues to provide clarity across each of our divisions and business groups on what’s important—including premiere customer service, top quartile return on invested capital, and profitable growth. “

First Quarter Segment Results

In the North American Industrial segment, first-quarter operating income improved 15 percent to $137.1 million, on sales of $929.2 million.

The International Industrial segment first-quarter operating income increased 21 percent to $80.4 million, on sales of $620.8 million.

In the company’s Climate & Industrial Controls segment, first-quarter operating income increased 18 percent to $18.6 million, on sales of $214.7 million.

The Aerospace segment reported a first-quarter increase in operating income of 7 percent to $54.8 million, on sales of $348.8 million.

The “Other” segment, comprised solely of the divested Astron business, has now been eliminated as a segment.

The expense of 10 cents per diluted share in the current quarter related to the adoption of FAS 123R is included in “Other Expense” for segment reporting purposes, and is not included in the operating segment results.

Other highlights from the quarter include the following strategic acquisitions that have added products and systems solutions to Parker’s global portfolio of motion and control businesses:

•	SSD Drives Holding Ltd. With annual revenues of about $165 million in the fiscal year ending March 2005, approximately 60 percent of which comes from Europe, SSD Drives adds its complementary leadership in industrial automation and drives technology to Parker’s existing strong presence in the precision electromechanical market. The company serves global target markets such as plastics, packaging, extrusion, printing, pulp and paper, primary metals and general industrial automation. It is now part of Parker’s Automation Group.

•	Filtran Aftermarket Products, Inc. (FAP). With annual revenues of about $33 million in 2004, FAP is a North American based supplier of aftermarket components used in the rebuilding of automotive transmissions. Now part of Parker’s Seal Group, FAP provides complete sealing solutions for re-builders and distributors.

•	Herl Company (M.G. Herl Armaturenfabrik GmbH + Co. KG). With annual revenues of about $15 million in 2004, Herl is a manufacturer of industrial refrigeration valves and controls, and has become part of Parker’s Climate & Industrial Controls Group. Located in Cologne, Germany, Herl brings Parker new technology in the emerging area of environmentally optimal or “green” refrigerants.

Outlook

The company has increased its previous earnings guidance provided on July 28, 2005, when it announced fiscal 2005 year-end results. Including the impact of FAS 123R, the company’s updated guidance now projects earnings from continuing operations for fiscal-year 2006 to range from $4.85 to $5.30 per diluted share.

“Most of our markets are doing well, and we continue to see strong results ahead,” added Washkewicz. “We are especially pleased with the continued strength of our unrivaled network of distributors. Our global distribution organization is performing very well, providing Parker with the ability to swiftly serve customers in many cities and towns across the world. As we look ahead to another record year of growth and earnings, we are especially pleased that our strong balance sheet allows us to invest with discipline and purpose. There are many opportunities ahead to gain share and maintain a competitive distinction in innovative products and systems solutions that our customers value.”

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $8 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 50,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 49 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2005

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2005	2004
Net sales	$2,113,551	$1,877,915
Cost of sales	1,655,753	1,477,694

Gross profit	457,798	400,221
Selling, general and administrative expenses	237,014	194,396
Interest expense	16,471	16,179
Other expense, net	273	10,975

Income from continuing operations before income taxes	204,040	178,671
Income taxes	60,192	52,635

Income from continuing operations	143,848	126,036
Discontinued operations	28,884	6,747

Net income	$172,732	$132,783

Earnings per share:
Basic earnings per share from continuing operations	$1.21	$1.06
Discontinued operations	.24	.06

Basic earnings per share	$1.45	$1.12

Diluted earnings per share from continuing operations	$1.19	$1.05
Discontinued operations	.24	.06

Diluted earnings per share	$1.43	$1.11

Average shares outstanding during period - Basic	118,882,679	118,288,566
Average shares outstanding during period - Diluted	120,447,368	119,712,032

Cash dividends per common share	$.23	$.19

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2005	2004
Net sales
Industrial:
North America	$929,231	$832,338
International	620,764	548,973
Aerospace	348,807	331,134
Climate & Industrial Controls	214,749	165,470

Total	$2,113,551	$1,877,915

Segment operating income
Industrial:
North America	$137,130	$119,809
International	80,441	66,473
Aerospace	54,783	51,294
Climate & Industrial Controls	18,616	15,817

Total segment operating income	$290,970	$253,393
Corporate general and administrative expenses	28,827	25,306

Income from continuing operations before interest expense and other	262,143	228,087
Interest expense	16,471	16,179
Other expense	41,632	33,237

Income from continuing operations before income taxes	$204,040	$178,671

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Unaudited)	September 30,
(Dollars in thousands)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$242,930	$290,717
Accounts receivable, net	1,242,295	1,141,937
Inventories	1,068,065	1,013,486
Prepaid expenses	45,747	37,028
Deferred income taxes	130,386	113,441

Total current assets	2,729,423	2,596,609
Plant and equipment, net	1,575,590	1,559,037
Goodwill	1,632,504	1,111,065
Intangible assets, net	231,304	102,572
Other assets	819,527	773,668
Net assets of discontinued operations	—	131,934

Total assets	$6,988,348	$6,274,885

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$20,978	$33,033
Accounts payable	536,929	478,648
Accrued liabilities	567,724	510,621
Accrued domestic and foreign taxes	147,396	142,371

Total current liabilities	1,273,027	1,164,673
Long-term debt	927,165	955,145
Pensions and other postretirement benefits	1,056,486	807,226
Deferred income taxes	41,814	61,728
Other liabilities	195,103	169,648
Shareholders’ equity	3,494,753	3,116,465

Total liabilities and shareholders’ equity	$6,988,348	$6,274,885

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	$172,732	$132,783
Net (income) from discontinued operations	(28,884)	(6,747)
Depreciation and amortization	65,353	63,412
Stock-based compensation	17,614	—
Net change in receivables, inventories, and trade payables	(43,377)	(39,163)
Net change in other assets and liabilities	39,595	10,570
Other, net	(6,034)	(3,727)

Net cash provided by operating activities	216,999	157,128

Cash flows from investing activities:
Acquisitions (net of cash of $5,231 in 2005)	(153,131)	(2,100)
Capital expenditures	(43,661)	(39,766)
Proceeds from sale of businesses	92,715	—
Other, net	2,596	14,588

Net cash (used in) investing activities	(101,481)	(27,278)

Cash flows from financing activities:
Net proceeds from (payments for) common share activity	7,428	(96)
Net (payments of) debt	(179,112)	(3,502)
Dividends	(27,355)	(22,483)

Net cash (used in) financing activities	(199,039)	(26,081)

Net cash (used in) provided by operating activities of discontinued operations	(9,366)	2,357

Effect of exchange rate changes on cash	(263)	744

Net (decrease) increase in cash and cash equivalents	(93,150)	106,870
Cash and cash equivalents at beginning of period	336,080	183,847

Cash and cash equivalents at end of period	$242,930	$290,717

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.